Exhibit 10.38

Summary of Non-Employee Director Compensation

	Annual Retainer (prorated for actual term of service)	Fee per Board Meeting Attended
Non-Employee Director		In Person	By Telephone	Annual Equity Compensation (1)	Other
Michael P. Kelly (Chair)	$30,000	$1,000	$500	Option to purchase 3,000 shares of Adept Common Stock
Charles H. Finnie (2)	$20,000	$1,000	$500	Option to purchase 3,000 shares of Adept Common Stock
A. Richard Juelis	$20,000	$1,000	$500	Option to purchase 3,000 shares of Adept Common Stock	$5,000 for service as chair of Audit Committee
Robert J. Majteles	$20,000	$1,000	$500	Option to purchase 3,000 shares of Adept Common Stock
Herbert J. Martin (3)	$20,000	$1,000	$500	Option to purchase 3,000 shares of Adept Common Stock
Cary Mock	$20,000	$1,000	$500	Option to purchase 3,000 shares of Adept Common Stock

(1)	Per 2004 Director Option Plan.

Any non-employee director joining the Adept Technology Inc. Board of Directors shall be entitled to an initial option grant of 10,000 shares of Adept common stock in addition to the equity and cash compensation described above.

(2)	Mr. Finnie joined the Board of Directors in June 2006, the last month of Adept’s fiscal year.
(3)	Mr. Martin joined the Board of Directors in May 2006, the next to last month of Adept’s fiscal year.